As filed with the Securities and Exchange Commission on June 17, 2014.

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

___________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________

SERVISFIRST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0734029
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

850 Shades Creek Parkway, Suite 200
Birmingham, Alabama	35209
(Address of Principal Executive Offices)	(Zip Code)

ServisFirst Bancshares, Inc.

2009 Amended and Restated Stock Incentive Plan

(Full title of the plan)

___________________

Thomas A. Broughton, III

President and Chief Executive Officer

ServisFirst Bancshares, Inc.

850 Shades Creek Parkway, Suite 200

Birmingham, Alabama 35209

(Name and address of agent for service)

(205) 949-0302

(Telephone number, including area code, of agent for service)

With a copy to:

Laura P. Washburn

Bradley Arant Boult Cummings LLP

1819 5th Avenue North

Birmingham, Alabama 35203

(205) 521-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(1)(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.001 par value (1)(2)	500,000 shares	$86.48	$43,240,000	$5,569.32

(1)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminable number of shares of common stock issuable under the Plan to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding Common Stock.
(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of computing the registration fee and based upon the average of the high and low prices per share of the Common Stock reported on The Nasdaq Global Market on June 13, 2014.

PART I

INTRODUCTION

This Registration Statement on Form S-8 is filed by ServisFirst Bancshares, Inc., a Delaware corporation (the “Registrant” or the “Company”), relating to an additional 500,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), to be issued under the Company’s 2009 Amended and Restated Stock Incentive Plan (the “2009 Plan”). The Company previously filed a Form S-8 (File No. 333-170507) registering 425,000 shares of Common Stock under the 2009 Plan on November 10, 2010 (the “Prior Registration Statement”).

As discussed more fully in the Company’s definitive proxy materials for the Company’s 2014 Annual Meeting of Stockholders, the 500,000 shares of Common Stock registered on this Form S-8 will be added to the reserve of shares available under the 2009 Plan pursuant to the amendment and restatement thereof.

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)      The Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, filed with the Commission on March 17, 2014.

(2)      The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission on April 25, 2014.

(3)      The Company’s Current Reports on Form 8-K filed with the Commission on March 20, 2014, April 4, 2014, April 28, 2014, May 14, 2014 and May 19, 2014.

(4)      The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36452) filed with the Commission on May 9, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, the Company is not incorporating any document or information deemed to have been furnished and not filed in accordance with the Commission’s rules.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Under the provisions of Section 145 of the Delaware General Corporation Law, the Registrant may indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that the Registrant may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings).

The Registrant’s bylaws provide for indemnification of directors and officers of the registrant to the full extent permitted by applicable law. In accordance with the Delaware General Corporation Law, the Registrant’s certificate of incorporation, as amended, contains a provision to limit the personal liability of the directors of the registrant for violations of their fiduciary duty. This provision eliminates each director’s liability to the Registrant or its stockholders for monetary damages except (i) for breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty.

The above is a general summary of certain indemnity provisions of the Delaware General Corporation Law and is subject, in all cases, to the specific and detailed provisions of the sections referenced herein.

The Registrant maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the Registrant’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Item 8.	Exhibits.

The following Exhibits are filed as a part of the Registration Statement:

4.1	Certificate of Incorporation of ServisFirst Bancshares, Inc., as amended (restated for Commission filing purposes only), incorporated by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q filed on October 31, 2012.
4.2	Bylaws of ServisFirst Bancshares, Inc., as amended (restated for Commission filing purposes only), incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 4, 2014.
4.3	Form of Stock Option Award Agreement.
4.4	Form of Restricted Stock Award Agreement.
5.1	Opinion of Bradley Arant Boult Cummings LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Bradley Arant Boult Cummings LLP (contained in Exhibit 5.1).
24	Powers of Attorney (contained on signature page hereto).

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on June 17, 2014.

SERVISFIRST BANCSHARES, INC.

By:	/s/ Thomas A. Broughton, III
Thomas A. Broughton, III
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas A. Broughton, III and William M. Foshee, and each of them, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas A. Broughton, III	President, Chief Executive	June 17, 2014
Thomas A. Broughton, III	Officer and Director
(Principal Executive Officer)

/s/ William M. Foshee	Vice President, Secretary, Chief Financial	June 17, 2014
William M. Foshee	Officer and Treasurer
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Stanley M. Brock	Chairman of the Board and Director	June 17, 2014
Stanley M. Brock

/s/ J. Richard Cashio	Director	June 17, 2014
J. Richard Cashio

/s/ James J. Filler	Director	June 17, 2014
James J. Filler

II-4

/s/ Michael D. Fuller	Director	June 17, 2014
Michael D. Fuller

/s/ Hatton C.V. Smith	Director	June 17, 2014
Hatton C.V. Smith

II-5

INDEX TO EXHIBITS

Exhibit Number	Description

4.3	Form of Stock Option Award Agreement.
4.4	Form of Restricted Stock Award Agreement.
5.1	Opinion of Bradley Arant Boult Cummings LLP.
23.1	Consent of KPMG LLP.
24	Powers of Attorney (contained on signature page hereto).